Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Uranium Energy Corp. of our report dated September 29, 2022 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Uranium Energy Corp., which appears in Uranium Energy Corp.’s Annual Report on Form 10-K for the year ended July 31, 2022. We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, British Columbia, Canada
October 24, 2022

PricewaterhouseCoopers LLP
PricewaterhouseCoopers Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7
T: +1 604 806 7000, F: +1 604 806 7806, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.